Exhibit 99.2

Raine Securities LLC 65 East 55th Street, 24th Floor New York, NY 10022 Tel: (212) 603-5500 Fax: (212) 603-5501 Tel: (310) 987-7700 LA Tel: (415) 967-5830 SF

May 6, 2021

Special Committee of the Board of Directors of

Madison Square Garden Entertainment Corp.

2 Pennsylvania Plaza

New York, NY 10121

Board of Directors

of Madison Square Garden Entertainment Corp.

2 Pennsylvania Plaza

New York, NY 10121

Re:	Registration Statement on Form S-4 of

Madison Square Garden Entertainment Corp. (“MSG Entertainment”), filed May 6, 2021 (the “Registration Statement”)

Dear Members of the Special Committee:

Reference is made to our opinion letter, dated March 24, 2021 (the “Opinion Letter”), with respect to the fairness from a financial point of view to MSG Entertainment of the Merger Consideration (as defined therein) pursuant to the Agreement and Plan of Merger entered into by and among MSG Networks Inc. (“MSG Networks”), MSG Entertainment and Broadway Sub Inc., a wholly owned subsidiary of MSG Entertainment (“Merger Sub”), pursuant to which Merger Sub will be merged with and into MSG Networks.

The Opinion Letter is provided for the use of the Special Committee in its evaluation of the transaction contemplated therein. We understand that MSG Entertainment has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the references to the Opinion Letter under the captions “Summary—Opinion of the Financial Advisors to the MSGE Special Committee—Opinion of Raine Securities LLC,” “Risk Factors—Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger—MSG Entertainment’s Reasons for the Merger; Recommendation of the MSGE Special Committee and Board of Directors,” “The Merger—Opinion of the Financial Advisors to the MSGE Special Committee—Opinion of Raine Securities LLC” and “The Merger Agreement—Representations and Warranties” and to the inclusion of the Opinion Letter in the Joint Consent Solicitation Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ RAINE SECURITIES LLC
RAINE SECURITIES LLC